Exhibit T3A.4
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
INTERSTATE BRANDS CORPORATION

Pursuant to Sections 228 and 242 of the General
Corporation Law of the State of Delaware

          Interstate Brands Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
          FIRST: The first sentence of Article IV of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby deleted and the following three sentences are inserted to replace the deleted sentence to read in its entirety as set forth below:
     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Sixteen Thousand Twenty-Six (16,026) shares; consisting of:
     (a) Six Thousand Twenty-Six (6,026) shares of $4.80 Dividend Cumulative Preferred Stock, without par value (hereinafter referred to as “$4.80 Preferred Stock”); and,
     (b) Ten Thousand (10,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).
Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware pursuant ot the General Corporation Law, each share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be reclassified into ten fully paid and nonassessable shares of Common Stock without any action on the part of the holder thereof. Each certificate representing a share or shares of the Corporation’s Common Stock theretofore issued and outstanding shall thereafter represent that number of shares of Common Stock into which the share or shares of Common Stock represented by such certificate shall have been reclassified.
          SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 29th day of September, 2005.

INTERSTATE BRANDS CORPORATION

By: Name: Title:	/s/ Kent B. Magill Kent B. Magill Executive Vice President